EXHIBIT 99.1
October 24, 2012
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS ANNUAL AND FOURTH QUARTER RESULTS

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. today reported record annual net revenues for the fiscal year 2012 of $3.8 billion, up 14 percent from last year, and record annual net income of $295.9 million, up 6 percent from last year. The 2012 figures include six months of Morgan Keegan operations, which was acquired April 2, 2012.

Earnings per share were $2.20 per diluted share, slightly more than last year's $2.19 per diluted share. Excluding $59 million of pre-tax charges for acquisition-related expenses and other non-GAAP items, net income would have been $334.2 million (1), or $2.51(1) per diluted share on a non-GAAP basis. The firm achieved record assets under management and record assets under administration of $43 billion and $390 billion, respectively.

“I am pleased with our results as we have so far successfully navigated our largest acquisition in a very volatile market,” said CEO Paul Reilly. “With the exception of our Equity Capital Markets segment, which faced headwinds most of the year, all of our businesses continued to grow while also integrating Morgan Keegan. Our bank had an exceptionally strong year as we have successfully added $1.44 billion of net loans while maintaining our conservative lending strategy.”

For the quarter, net revenues were $1.07 billion, down 2 percent from the preceding quarter and up 30 percent from the prior year quarter. Net income of $83.3 million was up 9 percent from the preceding quarter and up 21 percent from the prior year quarter. Earnings were $0.60 per diluted share, up 9 percent from the preceding quarter and up 11 percent from the prior year quarter. Excluding $19 million of pretax charges for acquisition-related expenses, net income would have been $95.7 million(1), or $0.69(1) per fully diluted share, up 8 percent from the preceding quarter and up 33 percent from the prior year quarter on a non-GAAP basis.

“Results this quarter were lifted by a beneficial tax rate as overall operating results from our combined segments were essentially flat with the preceding quarter,” stated Reilly. “Although the segment results were impacted by Morgan Keegan integration efforts and increased technology spend, all of our businesses performed largely as expected given our current cost structure and operating environment.”

Private Client Group revenues grew slightly this quarter, up 1 percent over the preceding quarter. This segment was negatively impacted by the S&P 500 being down 3.3 percent in the preceding quarter, which affected our advance billings. In the current quarter, the S&P 500 was up 5.8 percent, which will provide a lift going forward. Integration and technology spend and certain one-time charges primarily impacted the pre-tax income for this segment during this fiscal year. Technology and integration costs (from headcount and consultants) will remain elevated throughout the system conversion targeted for February 2013. Recruiting activity, as measured by the number of prospective experienced financial advisors visiting the firm's home office, continues to pick up for both the employee and independent contractor divisions. The financial advisor headcount decrease for the quarter was almost exclusively related to lower producing Morgan Keegan advisors. Retention level remains extremely high for those Morgan Keegan advisors offered retention packages.

The Capital Markets segment remains a “Tale of Two Cities.” The Equity Capital Markets division continues to struggle as the market environment remains challenging. Investment banking activity decreased this quarter and there is ongoing pressure on institutional securities commissions. “The market is experiencing both a cyclical and structural change and we will closely examine our cost structure as we have grown significantly over the past several years,” said Reilly.

“Our fixed income business continues to meet expectations following the acquisition of Morgan Keegan. We are pleased with the results,” continued Reilly, “but more important, the strength of our new platform and combined management team.” The Public Finance division had a drop in Investment Banking fees this quarter due to a very weak July. However, since that month, both results and our backlog are very promising.

Asset Management continued its steady growth in revenues and pre-tax income during the quarter. More important, this segment announced two transactions that will further strengthen our platform. Eagle Asset Management recruited a group of seasoned professionals to manage small- and mid-cap equities. Additionally, Eagle announced the purchase of a substantial minority interest in ClariVest Asset Management LLC, to bolster their strategies in the large-cap space.

Raymond James Bank closed out the year in record fashion. $70 million of pre-tax income for the quarter represented a quarterly record, capping a record $240 million pre-tax earnings year.

“The Morgan Keegan integration remains on schedule as we continue to meet or exceed our internal benchmarks. We have continued to err on the side of providing high service and support throughout the integration, and are confident we will achieve synergy targets after the platform integration is completed this fiscal year,” Reilly said.

“We are proud of our brand, our team and the strong platform we have built. However, with the presidential election and fiscal cliff around the corner and uncertainty in global markets and economies, the near-term outlook is difficult to predict,” concluded Reilly.

The company will conduct its quarterly conference call Thursday, October 25, at 8:15 a.m. ET. For a listen-only connection, visit raymondjames.com/analyst call for a live audio webcast. The subjects to be covered may include forward-looking information. Questions may be posed to management by participants on the analyst call-in line, and in response the company may disclose additional material information.

(1)	Refer to the discussion and reconciliation of the GAAP results to the non-GAAP measures that follows the consolidated statement of income.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its four principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, Morgan Keegan & Co., Inc. (branded as Raymond James | Morgan Keegan) and Raymond James Ltd., has more than 6,300 financial advisors serving 2 million accounts in more than 2,600 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $390 billion, of which approximately $43 billion are managed by the firm’s asset management subsidiaries.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in the integration of Raymond James' and Morgan Keegan's businesses including the  diversion of management time on integration issues, or in realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2011 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2011, March 31, 2012 and June 30, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, please contact Steve Hollister at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.

Raymond James Financial, Inc.
Unaudited Report
(in thousands, except per share amounts)

	Three Months Ended
	September 30, 2012	September 30, 2011	% Change	June 30, 2012	% Change
Total revenues	$1,093,468	$834,597	31%	$1,115,762	(2)%
Net revenues	$1,065,609	$817,783	30%	$1,086,208	(2)%
Pre-tax income	$124,307	$125,829	(1)%	$124,870	—
Net income	$83,325	$68,927	21%	$76,350	9%

Earnings per common share:
Basic	$0.60	$0.54	11%	$0.55	9%
Diluted	$0.60	$0.54	11%	$0.55	9%

Non-GAAP results (1):
Non-GAAP pre-tax income	$143,032	$122,220	17%	$145,825	(2)%
Non-GAAP net income	$95,722	$65,808	45%	$89,172	7%
Non-GAAP earnings per common share(1):
Non-GAAP basic	$0.69	$0.52	33%	$0.65	6%
Non-GAAP diluted	$0.69	$0.52	33%	$0.64	8%

	Twelve Months Ended
	September 30, 2012	September 30, 2011	% Change
Total revenues	$3,897,900	$3,399,886	15%
Net revenues	$3,806,531	$3,334,056	14%
Pre-tax income	$471,525	$461,247	2%
Net income	$295,869	$278,353	6%

Earnings per common share:
Basic	$2.22	$2.20	1%
Diluted	$2.20	$2.19	—

Non-GAAP results (1):
Non-GAAP pre-tax income	$532,547	$502,638	6%
Non-GAAP net income	$334,160	$303,332	10%
Non-GAAP earnings per common share(1):
Non-GAAP basic	$2.53	$2.40	5%
Non-GAAP diluted	$2.51	$2.39	5%

(1) Refer to the discussion and reconciliation of the GAAP results to the non-GAAP results that follows the consolidated statement of income.

Raymond James Financial, Inc.

	Balance Sheet Data
	September 30, 2012		September 30, 2011

Total assets	$21.2	bil.	$18.0	bil.
Shareholders’ equity	$3,269	mil.	$2,588	mil.
Book value per share	$24.02		$20.99
Tangible book value per share (a non-GAAP measure) (1)	$21.37		$20.45

	Management Data
	Quarter Ended
	September 30, 2012		September 30, 2011		June 30, 2012		March 31, 2012
PCG financial advisors and investment advisor representatives:
United States (2)	5,452		4,504		5,489		4,532
Canada	473		452		471		458
United Kingdom	66		61		64		64
Investment advisor representatives(3)	339		333		343		344
Total	6,330		5,350		6,367		5,398

Financial assets under management	$42.8	bil.	$32.1	bil.	$40.9	bil.	$39.3	bil.

Client assets under administration (4)	$390.3	bil.	$255.7	bil.	$376.0	bil.	$292.0	bil.
Client margin balances	$1,868	mil.	$1,517	mil.	$1,902	mil.	$1,494	mil.

(1) Tangible book value per share (a non-GAAP measure) is computed by dividing shareholders' equity, less goodwill and other intangible assets in the amount of $361 million and $66 million, as of September 30, 2012 and 2011, respectively, which are net of their related deferred tax balance in the amounts of $8 million and $7 million as of September 30, 2012 and 2011, respectively by the number of shares outstanding. Management believes tangible book value per share is a measure that the Company and investors use to assess capital strength and that the GAAP and non-GAAP measures should be considered together.
(2) Includes 892 and 938 Morgan Keegan financial advisors at September 30, 2012 and June 30, 2012, respectively.
(3) Investment advisor representatives with custody only relationships located in the United States and the United Kingdom.

(4) Includes institutional assets of approximately $22.5 billion at September 30, 2012, $19.9 billion at June 30, 2012 and approximately $2.5 billion in all other periods presented.

Raymond James Financial, Inc.

	Three Months Ended
	September 30, 2012		September 30, 2011		% Change	June 30, 2012		% Change
	(in thousands)
Revenues:
Private Client Group	$694,122		$552,910		26%	$684,684		1%
Capital Markets	238,359		151,146		58%	257,291		(7)%
Asset Management	61,601		57,125		8%	60,611		2%
RJ Bank	94,852		67,616		40%	90,289		5%
Emerging Markets	5,658		8,184		(31)%	5,074		12%
Securities Lending	1,981		1,701		16%	2,324		(15)%
Proprietary Capital	7,276		2,694		170%	27,736		(74)%
Other	3,718		2,261		64%	2,151		73%
Intersegment eliminations	(14,099)		(9,040)			(14,398)
Total revenues	$1,093,468		$834,597		31%	$1,115,762		(2)%

Pre-tax income:
Private Client Group	$50,443		$63,764		(21)%	$64,332		(22)%
Capital Markets	23,016		5,464		321%	27,776		(17)%
Asset Management	17,777		17,762		—	17,030		4%
RJ Bank	70,041		42,180		66%	59,801		17%
Emerging Markets	(1,340)		308		(535)%	(2,162)		38%
Securities Lending	875		311		181%	1,148		(24)%
Proprietary Capital	6,211		1,949		219%	5,345		16%
Other	(42,716)	(1)	(5,909)	(2)	(623)%	(48,400)	(1)	12%
Pre-tax income	$124,307		$125,829		(1)%	$124,870		—

	Twelve Months Ended
	September 30, 2012		September 30, 2011		% Change
	(in thousands)
Revenues:
Private Client Group	$2,475,190		$2,185,990		13%
Capital Markets	796,941		664,276		20%
Asset Management	237,224		226,511		5%
RJ Bank	345,693		281,992		23%
Emerging Markets	23,911		43,184		(45)%
Securities Lending	9,480		6,432		47%
Proprietary Capital	48,875		16,805		191%
Other	11,800		10,524		12%
Intersegment Eliminations	(51,214)		(35,828)
Total revenues	$3,897,900		$3,399,886		15%

Pre-Tax Income:
Private Client Group	$210,432		$218,811		(4)%
Capital Markets	82,805		77,990		6%
Asset Management	67,241		66,176		2%
RJ Bank	240,158		172,993		39%
Emerging Markets	(7,050)		4,531		(256)%
Securities Lending	4,659		1,488		213%
Proprietary Capital	15,232		4,391		247%
Other	(141,952)	(1)	(85,133)	(2)	(67)%
Pre-tax income	$471,525		$461,247		2%

(1)
The Other segment for the three month periods ended September 30, 2012 and June 30, 2012, include acquisition and integration expenses with respect to the Morgan Keegan acquisition in the amount of $19 million and $21 million, respectively. The expense included in the twelve month period ended September 30, 2012 was $59 million.

(2)
The Other segment for the prior year three months ended September 30, 2011 includes a reduction of the pre-tax loss provision for settlement of the auction rate securities matter in the amount of $(3.6) million. The twelve months ended September 30, 2011 includes a pre-tax loss provision for the auction rate securities matter in the amount of $41 million.

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Quarter-to-Date
(in thousands, except per share amounts)

	Three Months Ended
	September 30, 2012	September 30, 2011	% Change	June 30, 2012	% Change
Revenues:
Securities commissions and fees	$732,443	$541,250	35%	$733,180	—
Investment banking	54,023	64,565	(16)%	72,266	(25)%
Investment advisory fees	58,189	56,681	3%	57,887	1%
Interest	121,124	95,289	27%	121,186	—
Account and service fees	87,771	74,595	18%	82,082	7%
Net trading profits	18,672	(1,591)	NM	14,544	28%
Other	21,246	3,808	458%	34,617	(39)%
Total revenues	1,093,468	834,597	31%	1,115,762	(2)%

Interest expense	27,859	16,814	66%	29,554	(6)%
Net revenues	1,065,609	817,783	30%	1,086,208	(2)%

Non-interest expenses:
Compensation, commissions and benefits	745,495	563,538	32%	736,050	1%
Communications and information processing	59,305	33,924	75%	55,282	7%
Occupancy and equipment costs	39,944	28,458	40%	41,087	(3)%
Clearance and floor brokerage	11,873	8,820	35%	11,025	8%
Business development	30,393	23,310	30%	33,098	(8)%
Investment sub-advisory fees	7,740	7,626	1%	7,765	—
Bank loan loss provision	3,969	5,423	(27)%	9,315	(57)%
Acquisition related expenses	18,725	—	NM	20,955	(11)%
Loss on auction rate securities repurchased	—	(3,609)	NM	—	NM
Other	30,785	31,611	(3)%	33,640	(8)%
Total non-interest expenses	948,229	699,101	36%	948,217	—

Income including noncontrolling interests and before provision for income taxes	117,380	118,682	(1)%	137,991	(15)%
Provision for income taxes	40,982	56,902	(28)%	48,520	(16)%
Net income including noncontrolling interests	76,398	61,780	24%	89,471	(15)%
Net income (loss) attributable to noncontrolling interests	(6,927)	(7,147)	3%	13,121	(153)%
Net income attributable to Raymond James Financial, Inc.	$83,325	$68,927	21%	$76,350	9%

Net income per common share – basic	$0.60	$0.54	11%	$0.55	9%
Net income per common share – diluted	$0.60	$0.54	11%	$0.55	9%
Weighted-average common shares outstanding – basic	135,797	123,366		135,256
Weighted-average common and common equivalent shares outstanding – diluted	137,490	123,771		136,657

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Year-to-Date
(in thousands, except per share amounts)
	Twelve Months Ended
	September 30, 2012	September 30, 2011	% Change
Revenues:
Securities commissions and fees	$2,535,484	$2,190,436	16%
Investment banking	223,579	251,183	(11)%
Investment advisory fees	223,850	216,750	3%
Interest	453,258	392,318	16%
Account and service fees	319,718	286,523	12%
Net trading profits	55,538	27,506	102%
Other	86,473	35,170	146%
Total revenues	3,897,900	3,399,886	15%

Interest expense	91,369	65,830	39%
Net revenues	3,806,531	3,334,056	14%

Non-interest expenses:
Compensation, commissions and benefits	2,620,058	2,270,735	15%
Communications and information processing	195,895	137,605	42%
Occupancy and equipment costs	134,199	108,600	24%
Clearance and floor brokerage	39,422	38,461	2%
Business development	118,712	94,875	25%
Investment sub-advisory fees	29,210	30,100	(3)%
Bank loan loss provision	25,894	33,655	(23)%
Acquisition related expenses	59,284	—	NM
Loss on auction rate securities repurchased	—	41,391	NM
Other	115,936	127,889	(9)%
Total non-interest expenses	3,338,610	2,883,311	16%

Income including noncontrolling interests and before provision for income taxes	467,921	450,745	4%
Provision for income taxes	175,656	182,894	(4)%
Net income including noncontrolling interests	292,265	267,851	9%
Net income (loss) attributable to noncontrolling interests	(3,604)	(10,502)	66%
Net income attributable to Raymond James Financial, Inc.	$295,869	$278,353	6%

Net income per common share – basic	$2.22	$2.20	1%
Net income per common share – diluted	$2.20	$2.19	—
Weighted-average common shares outstanding – basic	130,806	122,448
Weighted-average common and common equivalent shares outstanding – diluted	131,791	122,836

Raymond James Financial, Inc.

Reconciliation of the GAAP results to the non-GAAP measures:

The company believes that the non-GAAP measures provide useful information by excluding those items that may not be indicative of the company's core operating results and that the GAAP and the non-GAAP measures should be considered together.

With respect to the Morgan Keegan acquisition, the non-GAAP adjustments include: (1) the incremental interest expense the company incurred on financings it executed in anticipation of the closing of the transaction. The adjustment is the interest from the date of issuance of the debt up to the April 2, 2012 closing date of the Morgan Keegan acquisition, (2) the one-time acquisition and integration costs incurred in the Morgan Keegan transaction which are non-recurring expenses, and (3) the impact of additional common shares issued in anticipation of the closing date. The share adjustment is computed as the impact of the new shares issued from the date of their issuance until the closing date of the acquisition, on the weighted average common shares outstanding utilized in the computation of basic and diluted earnings per share.

A non-GAAP adjustment to the September 30, 2011 prior year quarter and year to date was made for the non-recurring loss arising from the June 2011 settlement of the auction rate securities matter.

The following table provides a reconciliation of the GAAP basis to the non-GAAP measures:

	Three Months Ended			Twelve Months Ended
	September 30, 2012	September 30, 2011	June 30, 2012	September 30, 2012	September 30, 2011
	(in thousands, except per share amounts)
Net income attributable to RJF, Inc. - GAAP basis	$83,325	$68,927	$76,350	$295,869	$278,353

Non-GAAP adjustments :
Interest expense (1)	—	—	—	1,738	—
Acquisition related expenses (2)	18,725	—	20,955	59,284	—
Loss on auction rate securities repurchased (3)	—	(3,609)	—	—	41,391
Sub-total pre-tax non-GAAP adjustments	18,725	(3,609)	20,955	61,022	41,391
Tax effect of non-GAAP adjustments (4)	(6,328)	490	(8,133)	(22,731)	(16,412)
Net income attributable to RJF, Inc. - Non-GAAP basis	$95,722	$65,808	$89,172	$334,160	$303,332

Non-GAAP adjustments to common shares outstanding:
Effect of February 2012 share issuance on weighted average common shares outstanding (5)	—	—	—	(1,396)	—

Non-GAAP earnings per common share:
Non-GAAP basic	$0.69	$0.52	$0.65	$2.53	$2.40
Non-GAAP diluted	$0.69	$0.52	$0.64	$2.51	$2.39

(1)
The non-GAAP adjustment adds back to pre-tax income the incremental interest expense incurred during the March 31, 2012 quarter on debt financings that occurred in March, 2012, prior to and in anticipation of, the closing of the Morgan Keegan acquisition.

(2)	The non-GAAP adjustment adds back to pre-tax income the one-time acquisition and integration expenses associated with the Morgan Keegan acquisition that were incurred during each respective period.

(3)
The non-GAAP adjustment reduces pre-tax income for the reduction of the loss on auction rate securities repurchased incurred during the September 30, 2011 quarter and the total loss provision for auction rate securities incurred for the twelve months ended September 30, 2011.

(4)	The non-GAAP adjustment reduces net income for the income tax effect of all the pre-tax non-GAAP adjustments, utilizing the effective tax rate applicable to each respective period.

(5)
The non-GAAP adjustment to the weighted average common shares outstanding in the basic and diluted non-GAAP earnings per share computation reduces the actual shares outstanding for the effect of the 11,075,000 common shares issued by RJF in February 2012 as a component of our financing of the Morgan Keegan acquisition.

$ in thousands UNAUDITED	Three months ended
	September 30, 2012	September 30, 2011		% Change	June 30, 2012	% Change
Net Interest Income	$86,486	$65,063		33%	$84,571	2%
Net Revenues(1)	$92,333	$64,514		43%	$87,856	5%
Loan Loss Provision Expense	$3,969	$5,423		(27)%	$9,315	(57)%
Pre-tax Income	$70,041	$42,180		66%	$59,801	17%
Net Charge-offs	$5,667	$5,479		3%	$4,798	18%
Net Interest Margin (% Earning Assets)	3.55%	3.35%	(3)	6%	3.69%	(4)%
Net Interest Spread (Interest-Earning Assets Yield - Cost of Funds)	3.53%	3.33%	(3)	6%	3.68%	(4)%

	Twelve Months Ended
	September 30, 2012	September 30, 2011		% Change
Net Interest Income	$322,024	$271,306	(2)	19%
Net Revenues(1)	$336,034	$268,658	(2)	25%
Loan Loss Provision Expense	$25,894	$33,655		(23)%
Pre-tax Income	$240,158	$172,993	(2)	39%
Net Charge-offs	$24,214	$34,995		(31)%
Net Interest Margin (% Earning Assets)	3.50%	3.43%	(2)	2%
Net Interest Spread (Interest-Earning Assets Yield - Cost Of Funds)	3.49%	3.41%	(2)	2%

RJ BANK BALANCE SHEET DATA:	As of September 30, 2012		As of September 30, 2011
Total Assets(4)	$9,715,724		$8,993,127
Total Loans, Net	$7,991,512		$6,547,914
Total Deposits(4)	$8,600,491		$7,990,474
Available for Sale (AFS) Securities, at Fair Value	$500,110		$324,607
Net Unrealized Loss on AFS Securities, Before Tax	$(16,797)		$(46,469)
Total Capital (to Risk-Weighted Assets)	13.3%	(5)	13.7%
Tier I Capital (to Adjusted Assets)	10.9%	(5)	10.3%
Commercial Real Estate (CRE) and CRE Construction Loans (6)	$985,924		$771,976
Commercial and Industrial Loans(6)	$5,163,467		$4,191,422
Residential Mortgage Loans(6)	$1,694,446		$1,758,753
Securities Based Loans(6)	$352,431		$7,435

(continued on next page)

(continued from previous page)
$ in thousands UNAUDITED
MANAGEMENT DATA:	As of September 30, 2012	As of September 30, 2011	As of June 30, 2012	As of March 31, 2012
Allowance for Loan Losses	$147,541	$145,744	$149,084	$144,678
Allowance for Loan Losses (as % of Loans)	1.81%	2.18%	1.87%	1.91%
Nonperforming Loans(7)	$106,660	$133,323	$99,896	$102,812
Other Real Estate Owned	$8,218	$14,572	$9,057	$13,983
Total Nonperforming Assets(8)	$114,878	$147,895	$108,953	$116,795
Nonperforming Assets (as % of Total Assets)	1.18%	1.64%	1.16%	1.30%
Total Criticized Loans(9)	$474,340	$484,186	$506,086	$430,772
1-4 Family Residential Mortgage Loans over 30 days past due (as a % Residential Loans)	3.58%	4.32%	3.90%	4.55%

(1)	Net Revenues equal gross revenue, which includes interest income and non-interest income (including securities losses), less interest expense.

(2)
Net Revenues, Net Interest Income and Pre-tax Income were positively impacted by a $6.4 million correction recorded in the December 31, 2010 quarter of an accumulated interest income understatement in prior periods related to purchased residential mortgage loan pools. This adjustment increased both Net Interest Margin and Net Interest Spread by 0.08% for the twelve months ended September 30, 2011.

(3)
Adjusted net interest margin and spread, which excludes the impact of excess RJBDP deposits held during the respective period. These deposits arise from higher cash balances in firm client accounts due to the market volatility, thus exceeding the RJBDP capacity at outside financial institutions in the program. These deposits were invested in short term liquid investments producing very little interest rate spread. Had the impact of the excess RJBDP deposits not been excluded, the net interest margin and spread for the quarter ended, September 30, 2011, would have been 2.87% and 2.85%, respectively.

(4)	Includes affiliate deposits.

(5)	Estimated for the current quarter.

(6)	Outstanding loan balances are shown gross of unearned income and deferred expenses and include any held for sale loans in the respective loan category.

(7)	Nonperforming Loans includes 90+ days Past Due plus Nonaccrual Loans.

(8)	Includes Nonperforming Loans and Other Real Estate Owned.

(9)
Represents the loan balance for all loans in the Special Mention, Substandard, Doubtful and Loss classifications as utilized by the banking regulators. In accordance with its accounting policy, RJ Bank does not have any loan balances within the Loss classification as loans or a portion thereof, which are considered to be uncollectible, are charged-off prior to the assignment to this classification.

Asset Quality
During the quarter, the Allowance for Loan Losses (ALL) as a percentage of total loans decreased from 1.87% to 1.81%. Total net loan charge-offs for the current quarter increased to $5.7 million, compared to the prior quarter's $4.8 million. Loan loss provision expense for the current quarter decreased to $4 million, compared to the previous quarter's provision expense of $9.3 million. The prior quarter included the impact from the annual Shared National Credit exam. Improvements in residential mortgage lending credit quality and a stable credit environment favorably impacted the comparison to the prior quarter's loan loss provision expense. The percentage of over 30 day past-due residential mortgage loans continued to decrease during the current quarter, with delinquencies falling to 3.58% from 3.90% in the prior quarter. The declines in residential mortgage loan delinquencies and OREO continue to be driven by short sales and sales of foreclosed properties, respectively.

Credit Risk Concentrations:

The 1-4 Family Mortgage Geographic Concentration (top 5 states, dollars outstanding as a percent of Total Assets) are as follows:

As of September 30, 2012	As of September 30, 2011
2.8% CA (1)	3.3% CA (1)
2.7% FL	2.6% FL
1.5% NY	1.9% NY
0.9% NJ	1.1% NJ
0.7% VA	0.9% VA

(1)	This concentration ratio for the state of CA excludes 1.8% and 1.9% at September 30, 2012 and 2011, respectively, for purchased loans that have full repurchase recourse for any delinquent loans.

The Corporate Loan Industry concentration (top 5 industries, dollars outstanding as a percent of total assets) are as follows:

As of September 30, 2012		As of September 30, 2011
4.1%	Business systems and services	4.2%	Telecommunications
3.2%	Pharmaceuticals	3.4%	Consumer products and services
3.1%	Media	2.9%	Media
2.9%	Consumer products and services	2.9%	Pharmaceuticals
2.8%	Retail real estate	2.6%	Healthcare providers (non-hospital)